Exhibit 99.1

I-FLOW
CORPORATION
20202 Windrow Drive
Lake Forest, CA 92630
(800) 448-3569 (949) 206-2700
Fax (949) 206-2600

FOR IMMEDIATE RELEASE

Investor Contact:	Company Contact:
Neil Berkman	James R. Talevich
Berkman Associates	Chief Financial Officer
(310) 277-5162	(949) 206-2700
info@BerkmanAssociates.com	www.iflo.com
I-Flow Second Quarter Loss Narrowed To $0.03 Per Share
Revenue Increased 41% To A New Record
Regional Anesthesia Sales Increased 66% Versus Prior Year and 16% Sequentially
Management Increases Revenue and Earnings Guidance
     LAKE FOREST, CALIFORNIA, July 28, 2005 . . . I-FLOW CORPORATION (NASDAQ:IFLO) today announced a net loss for the second quarter of 2005 of $645,000, or $0.03 per share, as revenue for the period increased 41% to a record $24,183,000 from $17,167,000 for the second quarter of 2004. Regional Anesthesia sales increased 66% over last year’s second quarter and were 16% ahead of the first quarter of 2005, while revenue in the Company’s Oncology Infusion Services segment increased 41% versus the prior year’s second quarter.
     “Earlier this year, we established a goal of achieving profitability, excluding stock-based compensation expense, by the fourth quarter of 2005,” said Chairman, President and Chief Executive Officer, Donald M. Earhart. “At the time, this appeared to be an extremely challenging goal, because it required us to control spending while simultaneously achieving rapid revenue growth. I am pleased to report that we have achieved that goal six months ahead of plan. Our net loss for the second quarter of $645,000 included stock-based compensation of $944,000. Even with our stock-based compensation expense, the reported second quarter loss of $645,000 represents a 68% reduction from the first quarter loss of $2,009,000.”
Management Increases Revenue and Earnings Guidance
     “By managing our expenses judiciously, we believe that we have achieved an appropriate balance of top-line growth and bottom-line performance. We currently expect to achieve total revenue growth of more than 40% for 2005 as a whole, as compared to our previous expectation for total revenue growth of approximately 40%, and we now expect that I-Flow will be profitable, excluding stock-based compensation, in the third and fourth quarters,” Mr. Earhart said.
Operations Review
     Mr. Earhart continued, “Our Regional Anesthesia domestic sales force, which reached full strength at the end of last year, delivered strong year-over-year and sequential revenue growth in the second quarter, and our Oncology Infusion Services segment turned in another solid performance. With the bulk of the start-up expenses associated with the hiring and development of our direct sales force and the funding of related investments required to implement our strategic plan now behind us, selling, general and administrative expenses remained under control in the second quarter.
     “Our goal in our Regional Anesthesia business is to establish our proprietary ON-Q® family of products as the new ‘best practice’ in post-surgical pain relief and ultimately to replace narcotics as the standard of care. Because the market for narcotic-free relief of post-surgical pain is still in its infancy and remains under-penetrated, we believe there is an enormous long-term growth opportunity as I-Flow redefines recovery. Our sales force is rapidly gaining experience and credibility, and we are assisting their efforts through our support of independent third-party clinical studies, which have repeatedly demonstrated the benefits of ON-Q in an expanding number of applications, targeted advertising campaigns in leading surgical journals, and our increasingly successful programs to facilitate insurance reimbursement and reduce reimbursement risk for our ON-Q products.”
(more)

I-Flow Second Quarter Loss Narrowed To $0.03 Per Share; Revenue Increased 41% To A New Record
July 28, 2005
Page Two
Recent Developments
•	During the second quarter, I-Flow engaged Tulane University Health Sciences Center to conduct an animal study to evaluate the antimicrobial benefits of ON-Q. If this research yields positive results, the use of ON-Q may expand beyond today’s labeling of significantly reducing pain and narcotics intake after surgery. “Animal implants have begun, and we hope to announce the results of this study in the first quarter of 2006,” Mr. Earhart said.

•	The Company recently announced that it has signed four new contracts with insurance companies, including Blue Cross Blue Shield of North Dakota, to provide reimbursement for the use of ON-Q where appropriate in ambulatory surgery centers (ASC) nationwide. Adding the number of total lives covered by these contracts to lives covered by previous contracts, I-Flow estimates that ON-Q is now available to nearly 20 million people in the United States who may undergo outpatient surgery.

“ASCs are the fastest-growing users of our ON-Q products,” Mr. Earhart said. “Third-party billings have increased ten-fold in just the past year. Payments, too, have increased by a similar amount, which is particularly impressive because we only recently began establishing contracts with private insurance companies covering ON-Q.” The CEO explained that the contract with Blue Cross Blue Shield of North Dakota is especially significant because of this insurer’s strength, prominence and visibility. “We hope that this news will accelerate and influence contracts with other health plans across the country,” he said.

•	Earlier this week, I-Flow’s InfuSystem subsidiary announced that it had signed 10 new managed care contracts for its oncology services that represent more than 10 million additional lives throughout the country. “InfuSystem’s mission is to make treatment as effective and comfortable as possible for as many cancer patients as possible,” Mr. Earhart explained. “We believe that InfuSystem now has contracts for its services covering more than half of the eligible patients in the United States.”
Second Quarter 2005 Results
     For the three months ended June 30, 2005, net revenue increased 41% to a record $24,183,000, compared to net revenue of $17,167,000 for the second quarter of 2004. Gross profit rose to 74% of revenue for the second quarter of 2005, compared to 70% for the same period of the prior year.
     Operating expenses for the second quarter of 2005 increased by $4,188,000 compared to the prior year quarter, primarily due to the ON-Q sales force expansion during the second half of 2004 and increased marketing expenses, but decreased by $2,282,000 compared to the fourth quarter of 2004 and by $167,000 compared to the first quarter of 2005.
     The net loss for this year’s second quarter was $645,000, or $0.03 per share. This compares to a net loss for the second quarter of 2004 of $1,504,000, or $0.07 per share. The prior year quarter included a tax benefit of $930,000, equivalent to $0.04 per share, whereas no comparable tax benefit was recorded in the second quarter of 2005 due to the Company’s accounting for deferred income taxes. Without the tax benefit of $930,000, the loss in the prior year quarter would have been $0.12 per share.
First Half Results
     For the six months ended June 30, 2005, net revenue increased 50% to $46,924,000. This compares to net revenue of $31,336,000 for the first six months of 2004. Gross profit rose to 73% of revenue for this year’s first half, compared to 68% for the same period of the prior year.
     The net loss for this year’s first six months was $2,654,000, or $0.12 per share. This compares to a net loss of $3,004,000, or $0.15 per share, for the first six months of 2004. The prior year period included a tax benefit of $1,786,000, equivalent to $0.09 per share, whereas no comparable tax benefit was recorded for the six months ended June 30, 2005 due to the Company’s accounting for deferred income taxes. Without the tax benefit of $1,786,000, the loss in the prior year period would have been $0.24 per share.
Regional Anesthesia
     Sales in I-Flow’s Regional Anesthesia market segment, which includes the ON-Q® PainBuster® Post-Operative Pain Relief System, the ON-Q® C-bloc® Continuous Nerve Block System and the SoakerTM Catheter, increased 66% to $12,492,000 for the second quarter of 2005 compared to $7,513,000 for the same period of 2004. For the first half of 2005, Regional Anesthesia sales increased 76% to $23,282,000 from $13,234,000 for the same period of the prior year.
(more)

I-Flow Second Quarter Loss Narrowed To $0.03 Per Share; Revenue Increased 41% To A New Record
July 28, 2005
Page Three
Oncology Infusion Services
     I-Flow’s InfuSystem subsidiary reported a 41% increase in revenue for the second quarter of 2005 to $6,332,000 from $4,476,000 for the prior year quarter, and increased 47% for the first six months of 2005 to $12,803,000 from $8,739,000 for the first six months of 2004. Based on the increasing number of office-based oncologists now using electronic ambulatory infusion pumps to provide multiple-day infusions of chemotherapy drugs to patients at home, management is optimistic about the continued growth of the Oncology Infusion Services business unit.
Infusion Therapy
     Sales of IV Infusion Therapy products, which include the Company’s intravenous elastomeric pumps, mechanical infusion devices and disposables, increased 3% to $5,359,000 for the second quarter of 2005 versus $5,178,000 for the same period of 2004. For the first six months of 2005, sales of IV Infusion Therapy products increased 16% to $10,839,000 from $9,363,000 for the same period of 2004.
Balance Sheet
     At June 30, 2005, I-Flow reported net working capital of approximately $55 million, including cash and equivalents and short-term investments of $33.7 million, no long-term debt and shareholders’ equity of $73.2 million. The decrease in cash and equivalents and short-term investments compared to December 31, 2004 included the purchase of $4.5 million of electronic infusion pumps by the Company’s InfuSystem subsidiary to support its rapidly growing rental business in the Oncology Infusion Services market.
Conference Call
     I-Flow has scheduled a conference call today at 11:00 a.m. EDT. A simultaneous webcast may be accessed from the Investors link at www.IFLO.com. A replay will be available after 1:00 p.m. EDT at this same Internet address. For a telephone replay, dial (800) 633-8284, reservation #21251465, after 1:00 p.m. EDT.
About I-Flow
     I-Flow Corporation (www.IFLO.com) designs, develops and markets technically advanced, low cost ambulatory infusion systems that are redefining the standard of care by providing life enhancing, cost effective solutions for pain relief.
Regulation G
     The Company’s results reported in this press release have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). In addition to the GAAP results, the Company has also provided additional information concerning its results, which includes financial measures not prepared in accordance with GAAP. The non-GAAP financial measures included in this press release exclude a tax benefit recorded in the second quarter and first half of 2004 or exclude stock-based compensation expense. The non-GAAP financial measures should not be considered a substitute for any measure derived in accordance with GAAP. The non-GAAP financial measures may also be inconsistent with the manner in which similar measures are derived or used by other companies. Management believes that the presentation of such non-GAAP financial measures, when considered in conjunction with the most directly comparable GAAP financial measures, provide additional useful information concerning the Company’s operating performance. The Company has provided reconciling information in the text of this press release.
“Safe Harbor” Statement
     Certain disclosures made by the Company in this press release and in other reports and statements released by the Company are and will be forward-looking in nature, such as comments that express the Company’s opinions about trends and factors that may impact future operating results. Disclosures that use words such as the Company “believes,” “anticipates,” or “expects” or use similar expressions are intended to identify forward-looking statements. Forward-looking statements are subject to certain risks and uncertainties, which could cause actual results to differ from those expected, and readers are cautioned not to place undue reliance on these forward-looking statements. The Company undertakes no obligation to republish revised forward-looking statements to reflect the occurrence of unanticipated events. Readers are also urged to carefully review and consider the various disclosures made by the Company in this release which seek to advise interested parties of the risks and other factors that affect the Company’s business, as well as in the Company’s periodic reports on Forms 10-K, 10-Q, and 8-K filed with the Securities and Exchange Commission. The risks affecting the Company’s business include, among others: implementation of our direct sales strategy; the reimbursement system currently in place and future changes to that system; dependence on our suppliers and distributors; reliance on the success of the home health care industry; our continuing compliance with applicable laws and regulations, such as the Food, Drug and Cosmetic Act, and the FDA’s concurrence with our management’s subjective judgment on compliance issues; competition in the industry; intellectual challenges and claims; economic and political conditions in foreign countries; currency exchange rates; inadequacy of booked reserves; technological changes; and product availability and acceptance. All forward-looking statements, whether made in this release or elsewhere, should be considered in context with the various disclosures made by the Company about its business.
(tables attached)

I-FLOW CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
($ in thousands, except for per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
Net revenues	$24,183	$17,167	$46,924	$31,336
Cost of sales	6,359	5,221	12,461	9,903

Gross profit	17,824	11,946	34,463	21,433

Costs and expenses:
Selling, general & administrative	17,970	13,763	36,156	25,063
Product development	672	691	1,295	1,270

Total expenses	18,642	14,454	37,451	26,333

Operating loss	(818)	(2,508)	(2,988)	(4,900)
Interest income, net	234	74	473	110

Operating loss before income taxes	(584)	(2,434)	(2,515)	(4,790)
Provision for income taxes (benefit)	61	(930)	139	(1,786)

Net loss	$(645)	$(1,504)	$(2,654)	$(3,004)

Net loss per share
Basic	$(0.03)	$(0.07)	$(0.12)	$(0.15)
Diluted	$(0.03)	$(0.07)	$(0.12)	$(0.15)

Weighted average shares
Basic	22,389	20,933	22,309	19,604
Diluted	22,389	20,933	22,309	19,604

CONDENSED CONSOLIDATED BALANCE SHEET
 ($ in thousands) (Unaudited)

	June 30,	Dec. 31,		June 30,	Dec. 31,
	2005	2004		2005	2004

ASSETS			LIABILITIES AND EQUITY
Cash, Equivalents & Short-term Investments	$33,657	$44,108	Current Liabilities	$10,583	$11,211
Accounts Receivable, net	18,532	15,765
Inventories, net	11,837	8,365	Long-term Liabilities	—	—
Prepaid Expenses & Other Current Assets	1,579	921
Property, Plant & Equipment, net	13,840	11,097
Other Assets	4,298	4,174	Shareholders' Equity	73,160	73,219

Total	$83,743	$84,430	Total	$83,743	$84,430